EXHIBIT 10.1

BUNGE LIMITED EXECUTIVE SEVERANCE PLAN
1.    Purpose. The purpose of this Plan is to provide key employees of the Bunge Group designated by the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Bunge Limited (“Bunge”) from time to time (“Participants”) payments and benefits upon certain terminations of employment on the terms and subject to the conditions set forth herein and in the Participation Agreement. This document is intended to serve as the Plan document and summary plan description for the Plan. No employee or representative of the Company or any of its affiliates is authorized to modify, add to or subtract from these terms and conditions, except in accordance with the amendment and termination procedures described herein and in the Participation Agreement.
2.    Participation. Participation in the Plan will be limited to Participants designated by the Committee. To be eligible for benefits hereunder, Participants must sign and return a Participation Agreement in such form as the Committee may approve from time to time. A key employee designated by the Committee as a Participant in the Plan will begin participating in the Plan effective upon such Participant’s execution and return of the Participation Agreement, even if the Participation Agreement is executed thereafter (or is never executed) by the Company.
3.    Administration. The Plan will be administered by the Committee, which in addition to the matters herein specified will have exclusive authority to interpret and administer the Plan and any Participation Agreement, to delegate some or all of its authority under the Plan to the extent permitted by law, and to take all such steps and make all such determinations in connection with the Plan as it may deem necessary or advisable.
4.    Qualifying Termination Not During the Change of Control Period. In the event of a Participant’s Qualifying Termination that does not occur during a Change of Control Period, subject to Section 7 of this Plan and the terms of Participant’s Participation Agreement, upon the Participant’s execution of a release in substantially the form attached hereto as Exhibit A (a “Release”) that becomes irrevocable not later than the 60th calendar day following the date of the Qualifying Termination, the Participant will be entitled to receive the following (the “Non-COC Severance Benefits”):
(a)    The following amounts payable in a lump-sum cash payment (unless otherwise set forth in the Participant’s Participation Agreement) no later than the first payroll date following the date on which the Release becomes irrevocable:
(i)    the product of the Participant’s Applicable Severance Multiplier multiplied by the Participant’s annual base salary in effect immediately prior to the Participant’s Qualifying Termination; plus
(ii)    the product of the Participant’s Applicable Severance Multiplier multiplied by the Participant’s annual target bonus under the Company’s “Annual Incentive Program” or other annual incentive plan or program as may be in effect at such time applicable to the Participant for the fiscal year in which the Qualifying Termination occurred (the “Target Bonus”); provided, however, that in no event will such Target Bonus in this subsection 4(a)(ii) exceed a maximum of two times the Participant’s annual base salary (such amount, the “Bonus Cap”).
(b)    The Participant will also receive an additional amount equal to a portion of the annual bonus that the Participant would have been entitled to receive under the Company’s “Annual Incentive Program” or other annual incentive plan or program as may be in effect at such time for the then-applicable performance period in which the Qualifying Termination occurred had the Participant remained employed for the entire performance period (which, for the avoidance of doubt, will be based on actual performance for the applicable performance period and payable at the normal time such bonuses are typically paid to the Company’s executive employees) (the “Annual Bonus”); provided, however, that such Annual Bonus (if any) will be pro-rated for the portion of the performance period during which the Participant remained employed with the Company; provided, further, that such pro-rated portion of the Annual Bonus in this subsection 4(b) may not exceed the Bonus Cap.
(c)    In addition, for Participants in the United States who are eligible for, and timely elect, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), such Participants will receive payment or reimbursement (as determined by the Company) for the Participant’s and Participant’s spouse’s and eligible dependents’ continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) for 18 months following the date of the Qualifying Termination, which will be provided by the Company paying directly or reimbursing the Participant on a monthly basis for the full cost of the Participant’s COBRA premium payments, provided that (i) the Participant is eligible for, remains eligible for, and elects COBRA coverage, and (ii) in the event that the Participant obtains other employment that offers group health benefits during such period, Participant will endeavor to timely notify the Company, and such continuation of coverage and reimbursement (or payment) by the Company under this subsection (c) will cease without further action as of the time coverage under such health coverage commences (such payments or reimbursements with the limitations described in this subsection (c), the “COBRA Reimbursements”).
(d)    The Participant’s outstanding equity awards (if any) will be governed by the Company’s equity plans and the award agreements under which the Participant’s equity awards were granted in the circumstances contemplated by this Section 4 or, if applicable, the Participation Agreement.
5.    Qualifying Termination During the Change of Control Period. In the event of a Participant’s Qualifying Termination that occurs during a Change of Control Period, subject to Section 7 of this Plan and the terms of the Participant’s Participation Agreement, upon the Participant’s execution of a Release that becomes irrevocable not later than the 60th calendar day following the date of the Qualifying Termination, the following provisions will apply:
(a)    Subject to Section 5(c) below, if the Qualifying Termination occurs during a Change of Control Period but prior to the consummation of the applicable Change of Control (the “Closing”), the Participant will initially be entitled to receive Non-COC Severance Benefits, provided, however, that the Participant’s equity awards will, solely for the purpose of the possible application of Section 5(c) below, be deemed to remain outstanding until the earlier of the date the Transaction Agreement (as defined in Section 10 below) terminates and the Closing date;

(b)    If the Qualifying Termination occurs during a Change of Control Period but on or following the Closing date, the Participant will be entitled to the following (the “COC Severance Benefits” and together with the Non-COC Severance Benefits, the “Severance Benefits”):
(i)    The following amounts payable in a lump sum cash payment (unless otherwise set forth in the Participant’s Participation Agreement) no later than the date of the first payroll following the date on which the Release becomes irrevocable:
(A)    two times the Participant’s annual base salary in effect immediately prior to the Participant’s Qualifying Termination (disregarding any salary reduction that gave rise to the existence of Good Reason); plus
(B)    two times the Participant’s Target Bonus; provided however, that such Target Bonus in this subsection 5(b)(i)(B) may not exceed the Bonus Cap; plus
(C)    an additional amount equal to the pro-rata portion of the Participant’s Target Bonus, pro-rated for the portion of the calendar year of Participant’s Qualifying Termination during which the Participant remained employed with the Company; provided, however, that such prorated portion of the Target Bonus in this subsection 5(b)(i)(C) may not exceed the Bonus Cap.
(ii)    In addition, for Participants in the United States who are eligible for, and timely elect, continuation coverage under COBRA, the Participant will receive the COBRA Reimbursements.
(iii)    If, during a Change of Control Period, the Participant experiences a Qualifying Termination on or following the Closing date: (A) all of the Participant’s outstanding unvested time-based equity awards will become fully vested and exercisable at the time of such Qualifying Termination, any restrictions thereon will lapse and, if applicable, such awards will remain exercisable for the remainder of their full term and (B) all of the Participant’s outstanding unvested equity awards with performance-based vesting will be deemed to have vested at the greater of (1) target levels with respect to performance goals or other vesting criteria and (2) the actual performance level attained as of the last day of the calendar quarter (annualized if such quarter is not the last fiscal quarter in a fiscal year) immediately prior to the date of the Qualifying Termination, which will be treated as the last day of the performance period, with such actual performance level determined in good faith by the Committee and, if applicable, such awards in this subsection (B) will remain exercisable for the remainder of their full term.
(c)    If the Qualifying Termination occurs during a Change of Control Period but prior to the Closing and if the Closing subsequently occurs during the remainder of the applicable Change of Control Period while the Participant is receiving Non-COC Severance Benefits pursuant to Section 4(a) above, the Non-COC Severance Benefits that the Participant is receiving at such time will be converted into the COC Severance Benefits as set forth in Section 5(b) above (including the treatment of equity awards as set forth in Section 5(b)(iii)).

(d)    For the avoidance of doubt, (i) in the event that a Participant became eligible for Non-COC Severance Benefits in accordance with Section 4(a) above prior to also becoming eligible for COC Severance Benefits in accordance with Section 5(c), any COC Severance Benefits that become payable to a Participant pursuant to Section 5(c) will be reduced by any Non-COC Severance Benefits that have previously been paid to such Participant for the period in which Non-COC Severance Benefits were actually paid and (ii) a Participant’s rights to any payments or benefits under this Plan and any Participation Agreement will terminate without further action upon the receipt of such payments and benefits under Sections 4 or 5 hereof.
(e)    For the avoidance of doubt, in the event that a Participant is entitled to receive the Non-COC Severance Benefits in accordance with Section 4(a) above prior to becoming eligible for COC Severance Benefits in accordance with Section 5(c), then as long as the Participant has timely executed the Release required under Section 4(a), the Participant will not be required to execute another Release in order to receive the COC Severance Benefits in accordance with Section 5(c).
6.    Participation Agreement. If a Participant materially breaches any material provision of the Participation Agreement or the Release, subject to written notice and an opportunity to cure such breach, if such breach is reasonably capable of cure, no later than thirty (30) days following the Participant’s receipt of such notice, the Committee may require that the Participant forfeit any unpaid portion of the Severance Benefits.
7.    Tax Matters.
(a)    The payments and benefits provided under this Plan will be subject to all applicable federal, state and other governmental withholdings.
(b)    It is the intention that the Severance Benefits provided pursuant to this Plan not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, and that to the greatest extent possible this Plan be construed and applied consistent with that intent. Any reference to a termination of employment for purposes of this Plan means a “separation from service” within the meaning of Section 409A of the Code. If, at the time of the Participant’s termination of employment, the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined under the Company’s previously established methodology for determining specified employees, the Participant will not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A of the Code, and whose payment or provision is triggered by the termination of the Participant’s employment (whether such payments or benefits are provided to the Participant under this Plan or under any other plan, program or arrangement of the Bunge Group), until the date which is the first business day following the six-month anniversary of the Participant’s date of termination, at which time such delayed payments will be paid to the Participant in a lump sum; provided, however, that a payment delayed pursuant to this Section 7(b) will commence earlier in the event of the Participant’s death prior to the six-month anniversary of the Participant’s date of termination.
(c)    Notwithstanding any provision in this Plan to the contrary, (i) if a Participant was a party to a prior agreement or arrangement providing for the payment of any amount that would constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code upon a “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to comply with Section 409A of the Code, any payments made to such Participant pursuant to this Plan will be made in the same time and in the same form as provided in such other agreement or arrangement and (ii) if the Committee or any Participant in good faith believes that any provision of this Plan contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause any Person to be subject to additional taxes, interest or penalties under Section 409A of the Code, then the Committee and the Participant shall in good faith discuss modifications to the Plan and/or such Participant’s Participation Agreement and attempt to modify such provision in any manner the Committee in good faith deems reasonable or necessary in order to mitigate or eliminate such taxes, interest or penalties. In making such modifications the Committee and the Participant must reasonably attempt to maintain the original economic intent of the applicable provision without contravening the provisions of Section 409A of the Code to the maximum extent practicable.
(d)    If any reimbursements or in-kind benefits provided by the Company pursuant to this Plan would constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, such reimbursements or in-kind benefits will be subject to the following rules: (A) the amounts to be reimbursed, or the in-kind benefits to be provided, will be determined pursuant to the terms of the applicable benefit plan, policy or agreement and will be limited to the Participant’s lifetime and the lifetime of Participant’s eligible dependents, (B) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year, (C) any reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (D) the Participant’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.
(e)    For purposes of Section 409A of the Code, each payment under this Plan will be considered a separate payment and not one of a series of payments. In no event may the Participant designate the calendar year of any payment to be made under this Plan that is considered “nonqualified deferred compensation” that is subject to Section 409A of the Code. In the event that the period beginning on the date of a Participant’s Qualifying Termination and ending on the 60th day after the date of a Participant’s Qualifying Termination begins in one taxable year of the Participant and ends in a second taxable year of the Participant, then to the extent necessary to comply with Section 409A of the Code, the payments that would have otherwise been made pursuant to this Plan in the first taxable year will not be made until the second taxable year.
(f)    Notwithstanding any provision in this Plan to the contrary, in the event that any outstanding equity awards are accelerated and become entitled to settlement pursuant to this Plan and such awards are no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code), the payment for such awards (to the extent vested) will be made within 30 days after the earliest to occur of the following events in a manner and to the extent necessary to comply with Section 409A of the Code:
(i)    The occurrence of a Change of Control that constitutes a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A(a)(2)(A)(v) of the Code;
(ii)    The Participant’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of Code (including by reason of a Participant’s retirement, death or “disability” (within the meaning of Section 409A of the Code) as provided in the Company’s operative equity incentive plan and/or the Participant’s individual agreement, if applicable); and
(iii)    The originally scheduled payment date as set forth in the applicable award agreement.
8.    Adjustment of Certain Payments and Benefits. In the event that the benefits provided for in this Plan, when aggregated with any other payments or benefits received by the Participant (the “Aggregate Benefits”), (a) constitute parachute payments within the meaning of Section 280G of the Code and (b) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Aggregate Benefits will be either: (i) delivered in full or (ii) delivered as to such lesser extent as would result in no portion of such Aggregate Benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis of the greatest amount of Aggregate Benefits, notwithstanding that all or some portion of such Aggregate Benefits may be taxable under Section 4999 of the Code (such determination, including the determination as to which of the Aggregate Benefits would constitute parachute payments within the meaning of Section 280G of the Code and the amount of the Excise Tax, if applicable, being referred to herein as the “280G Determination”). To the extent any reduction in the Aggregate Benefits is required by this Section, Aggregate Benefits will be reduced in the following order, in each case, in reverse order beginning with the Aggregate Benefits that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (A) cash payments not subject to Section 409A of the Code, (B) cash payments subject to Section 409A of the Code, (C) equity-based payments and acceleration, and (D) non-cash forms of benefits, except that in the case of all the foregoing Aggregate Benefits all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) will be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). If requested by the Participant any or all determinations to be made under this Section 8 will be made by a nationally recognized independent accounting firm selected by the Company and acceptable to the Participant (the “Accounting Firm”). Without limiting the generality of the foregoing, any determination by the Accounting Firm under this Section 8 will take into account the value of any reasonable compensation for services to be rendered by the Participant (or for holding oneself out as available to perform services and refraining from performing services (such as under a covenant not to compete)). All determinations hereunder will be made by the Accounting Firm, which determinations will be final and binding upon the Company and the Participant. Notwithstanding anything herein to the contrary, if and to the extent requested by the Participant, the Company will use commercially reasonable efforts to implement reasonable strategies to mitigate adverse tax consequences to the Participant in connection with the 280G Determination by, with the prior written consent of the Participant, reforming any restrictive covenant agreements to which the Participant is bound and/or entering into other agreements or arrangements to maximize the value of reasonable compensation for services to be rendered by the Participant, in each case, as appropriate. The Company will furnish all information that the Accounting Firm requests in connection with its determinations, pay all fees and expenses, including under any indemnity arrangement, charged by the Accounting Firm. Each of the Company and the Participant will use its or his/her respective reasonable best efforts to facilitate the prompt determination of all matters contemplated herein to be determined by the Accounting Firm.

9.    Notices. Any notices to the Participant hereunder must be in writing sent simultaneously to the Participant’s current address on file with the Bunge Group and to the Participant via email. Any notices by the Participant contemplated hereby must be sent either by mail or by email to the attention of the Company’s Chief Human Resources Officer of the Company at 1391 Timberlake Manor Parkway, Chesterfield, Missouri 63017 or the email address specified on the Company’s principal employee website.
10.    Amendments; Termination. Subject to Section 7(c) above, and except to the extent prohibited in a Participant’s Participation Agreement, the Committee may amend or terminate this Plan at any time, including amending the eligibility to participate in the Plan, except that this Plan may not be amended or terminated in a manner adverse to Participants as of the date of the amendment or termination without six months’ advance written notice of such amendment or termination. Notwithstanding the foregoing, if a definitive agreement with respect to a transaction the consummation of which would result in a Change of Control (a “Transaction Agreement”) is executed while this Plan is in effect, this Plan will continue in full force and effect at least until the earlier to occur of (a) the termination of the Transaction Agreement without consummation of the transactions contemplated thereby and (b) the date that is two years following the Closing of the Change of Control resulting from the Transaction Agreement, and following such Change of Control will not terminate or expire until after all Participants who become entitled to any payments or benefits hereunder will have received such payments and benefits in full.
11.    Effective Date. This Plan is effective as of May 4, 2022 (the “Effective Date”).
12.    Definitions. Any initial capitalized term that is used but not otherwise defined in this Plan has the meaning set forth below:
(a)    “Applicable Severance Multiplier” means 1 unless otherwise set forth in a Participant’s Participation Agreement.
(b)    “Bunge Group” means the Company or any of its subsidiaries.
(c)    “Cause” means the occurrence of any of the following: (i) any willful and continued failure or refusal by the Participant to substantially perform the duties required of the Participant as an employee of the Bunge Group (other than any such failure resulting from the Participant’s disability or incapacity due to bodily injury or physical or mental illness), except that the Bunge Group’s failure to achieve performance or strategic targets, goals or initiatives cannot be the sole factor in determining the Participant’s failure to substantially perform his or her duties, or (ii) any willful and material violation by the Participant of any law or material written policy of the Company that could reasonably be expected to have a substantial adverse impact on the business of any member of the Bunge Group, or (iii) the Participant’s conviction of, or a plea of nolo contendere to, a felony or misdemeanor involving moral turpitude (other than any traffic-related offense), except that in all events the Company must provide the Participant written notice of the alleged existence of Cause within 45 days following the event or condition allegedly constituting Cause and Cause will only be deemed to exist if the relevant event or condition is not substantially cured (if susceptible of cure) within 30 days following the Participant’s receipt of such notice, or in the event such Cause is not susceptible to cure within such 30-day period, the Company reasonably determines that the Participant has not taken all reasonable steps within such 30-day period to cure such Cause as promptly as practicable thereafter. No act or failure to act on the

Participant’s part will be considered “willful” unless it is done or omitted by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in, and not opposed to, the best interests of the Company. Any determinations made by the Committee under the Plan and/or a Participation Agreement with respect to the existence of Cause shall be subject to de novo review in the event of any legal proceeding between the Company or any member of the Bunge Group and Participant and any determinations made by the Committee under the Plan and/or a Participation Agreement with respect to the existence of Cause shall be made by the Committee reasonably and in good faith.
(d)    “Change of Control” means the occurrence of any of the following events:
(i)    the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) of 35% or more of the Company’s outstanding Voting Shares other than directly from the Company or as a result of a Transaction in Section 12(d)(ii) that does not constitute a Change of Control thereunder;
(ii)    the closing of a plan of complete liquidation or dissolution of the Company or a merger, amalgamation, consolidation, plan of arrangement or other form of business combination transaction (a “Transaction”) in which holders of outstanding Voting Shares of the Company immediately prior to the Closing of the Transaction do not own at least 65% of the Voting Shares outstanding of the ultimate parent entity resulting from such Transaction immediately after the Closing in substantially the same proportions as their ownership of the Voting Shares immediately prior to such Transaction; or
(iii)    the failure for any reason of the Shareholder-Elected Members to constitute a majority of the Board. For this purpose, “Shareholder-Elected Member” means the individuals who, as of the Effective Date, constitute the Board and subsequently elected members of the Board whose election is approved or recommended by a majority of such current members or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board).
(e)     “Change of Control Period” means (i) the period beginning on the date of the Closing of a Change of Control and continuing for 24 months thereafter and (ii) to the extent that a Participant is terminated by the Bunge Group without Cause within the three-month period immediately prior to the date of the Closing of a Change of Control and there is a reasonable basis to conclude that such termination was at the request or direction of any person acquiring control of the Company in such Change of Control, the three-month period immediately prior to the date of such Change of Control.
(f)    “Code” means the Internal Revenue Code of 1986.
(g)    “Good Reason” means, except as otherwise defined in the Participant’s Participation Agreement, the occurrence of any of the following events without the Participant’s written consent: (i) any material diminution in the Participant’s target total direct compensation (being base salary, annual target bonus opportunity plus target long-term equity incentive opportunity), (ii) a material diminution of the authority, responsibilities or positions of the Participant, (iii) relocation farther than 50 miles from the Participant’s primary Company work location as assigned to the Participant by the Company on the Effective Date of this Plan, or (iv) any material breach by the Company of its obligations to the Participant under this Plan or any other material written agreement; except that the Participant may not terminate the Participant’s employment for Good Reason unless: (A) the Participant provides written notice to the Company of the existence of the circumstances that he or she believe are grounds for termination for Good Reason within 90 days of the initial existence of such grounds, (B) the Bunge Group fails to cure such Good Reason circumstances within 30 days after receipt of such written notice, and (C) the Participant actually terminates the Participant’s employment within 30 days after the end of the cure period specified in clause (B) above.
(h)    “Person” means any individual or legal entity, including any “group” within the meaning of Section 14(d)(2) of the Exchange Act.
(i)    “Qualifying Termination” means a termination of the Participant’s employment with the Bunge Group by the Bunge Group without Cause or by the Participant for Good Reason.
(j)    “Voting Shares” means common shares of the Company having the right to vote generally in the election of directors or individuals performing similar duties.
13.    Miscellaneous Provisions.
(a)    Payments Exclusive. The Severance Benefits are in addition to any right the Participant may have to accrued but unpaid salary or other compensation, paid time off or any vested benefits under any other agreement, plan or arrangement of any member of the Bunge Group but Severance Benefits replace any other severance payable to the Participant under any such agreement, plan or arrangement. Notwithstanding anything in this Plan to the contrary, in the event that the Participant is entitled to receive and actually receives severance, redundancy or other similar types of payments or benefits under local law, the amount of Severance Benefits to which the Participant is entitled under this Plan will be reduced thereby (but not below zero).
(b)    Non-Waiver of Rights and Breaches. No failure or delay of the Company or a Participant in the exercise of any right given to the Company or the Participant under this Plan will constitute a waiver unless the time specified for the exercise of such right has expired, nor will any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver by the Company or the Participant of any default of the Participant or the Company, as applicable, will not be deemed to be a waiver of any subsequent default or other default by the Participant, as applicable.
(c)    Successors and Assigns. The rights and obligations of the Company under this Plan will inure to the benefit of, and will be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of the Participant under this Plan will inure to the benefit of, and will be binding upon, the Participant and the Participant’s heirs, personal representatives and assigns.
(d)    Governing Law. The provisions of this Plan will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made in and to be performed exclusively within that State, notwithstanding any conflict of laws provision to the contrary.

(e)    Complete Rights. This Plan and the Participant’s applicable Participation Agreement define the Participant’s sole rights with respect to the rights covered thereby but does not affect an applicable equity incentive plan or award agreement governing a Participant’s outstanding equity awards except to the extent expressly provided herein. In the event of a conflict between any provision of this Plan and any provision of a Participant’s Participation Agreement, the provisions of such Participant’s Participation Agreement will prevail.
(f)    Claims Procedures.
(i)    The Committee has the exclusive right to interpret this Plan and to determine eligibility for benefits under the Plan and to deny or grant a claim, in whole or in part. The Committee may authorize or direct the Company’s Chief Human Resources Officer (or any other individual as designated by the Committee) to take any action herein, including the ability to give or receive any notice regarding claims as described in this Section 13(f).
(ii)    Any Participant or his or her authorized representative who believes he or she may be eligible for benefits under this Plan may file a claim for benefits to which the claimant believes he or she is entitled. Claims under this Plan or under any Participation Agreement must be made in writing and delivered to the Committee in person, by mail, or by email to the Company’s Chief Human Resources Officer at 1391 Timberlake Manor Parkway, Chesterfield, Missouri 63017 or the email address specified on the Company’s principal employee website. When a claim has been properly filed, the Committee will, within 90 days after receipt of such claim, send to the claimant notice of the grant or denial, in whole or in part, of such claim unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed 90 days from the end of the initial period. If such extension is necessary, the claimant will be given notice to this effect prior to the expiration of the initial 90-day period. Any notice of extension will set forth the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the application for benefits.
(iii)    The Committee will provide the claimant written notice in which the claimant will be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the notice will contain: (A) the specific reasons for the denial, (B) references to pertinent Plan provisions on which the denial is based, (C) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary, and (D) an explanation of the Plan’s claim review procedure, the time limits applicable under the procedures, and a statement regarding the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (if applicable) following an adverse benefit determination on appeal.
(iv)    If a claim is denied in whole or in part, the claimant will have the right to request that the Committee review the denial, provided that the claimant files a written request for review with the Committee no later than 60 days after the date on which the claimant received written notification of the denial. The request for a review will be in writing and will be addressed to the Committee at the Company’s principal office. The request for review will set forth all of the grounds on which it is based, all facts in support of the request and any other matters which the claimant deems pertinent. The Committee may require the claimant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review. The claimant may submit written comments, documents, records and other information related to the benefit claim on appeal. The claimant must be provided, upon request and free of charge, reasonable access to and copies of any and all records, documents or information on which the Committee based its determination (the “Relevant Records”).
(v)    The Committee will provide the claimant written notification of the benefit determination on review within 60 days after a request for review is received unless the Committee determines that special circumstances require an extension of time for processing the review, in which case the Committee will give the claimant written notification within the initial 60-day period specifying the reasons for the extension and when such review will be completed, except that such review will be completed within 120 days after the date on which the request for review was filed. If the Committee denies the claim on review in whole or in part, the notification will set forth: (A) the specific reason or reasons for the denial, (B) specific references to the Plan provisions on which the denial is based, (C) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all Relevant Records, and (D) a description of the claimant’s right to obtain information about such procedures and a statement regarding the claimant’s right to bring a civil action under Section 502(a) of ERISA (if applicable) following the denial on appeal.
(g)    Unfunded Plan.  The Plan is unfunded. The Company will pay the full cost of the benefits payable under the Plan to Participants out of its general assets.
(h)    No Mitigation. Participants are not required to seek other employment or to attempt in any way to reduce any amounts payable under the Plan, and except with respect to the COBRA Reimbursements, payments and benefits under the Plan shall not be reduced or offset on account of compensation or benefits a Participant earns from future employment or service with an employer other than the Company.
14.    ERISA Rights.
(a)    Participants in the Plan are entitled to certain rights under ERISA, including:
(i)    The right to examine, without charge, at the Committee’s office and at other specified locations, such as worksites, all documents governing the Plan, including, if applicable, a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor; and
(ii)    The right to obtain, upon written request to the Committee, copies of documents governing the operation of the Plan, including the updated plan document and summary plan description and, if applicable, the latest annual report (Form 5500 Series). The Committee may make a reasonable charge for the copies.
(b)    In addition to creating rights for Participants, ERISA imposes duties upon those who are responsible for the operation of the Plan. The fiduciaries who operate the Plan have a duty to do so prudently and in the interest of Participants and beneficiaries. No one, including the Company or any other Person, may fire or otherwise discriminate against any Participant in any way to prevent a Participant from obtaining a benefit or exercising the Participant’s rights under ERISA.
(c)    If a Participant’s claim for a benefit is denied in whole or in part, the Participant must receive a written explanation of the reason for the denial. The Participant will have the right to have the appropriate fiduciary review and reconsider the Participant’s claim.
(d)    Under ERISA, there are steps that a Participant can take to enforce the above rights. For instance, if a Participant requests materials from the Committee and does not receive them within 30 days, the Participant may file suit in a Federal court. In such a case, the court may require the Committee to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Committee. If the Participant has a claim for benefits which is denied or ignored, in whole or in part, the Participant may file suit in a state or Federal court.
(e)    If it should happen that a Participant is discriminated against for asserting the Participant’s rights, the Participant may seek assistance from the U.S. Department of Labor or file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person sued by the Participant to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the Participant’s claim is frivolous.
(f)    If any Participant has any questions about this Plan, the Participant should contact the Committee. If any Participant has any questions about this statement or about the Participant’s rights under ERISA, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.
15.    ERISA Plan Information

Official Name of the Plan:
Bunge Limited Executive Severance Plan

Plan Sponsor:
Bunge Limited
1391 Timberlake Manor Parkway
Chesterfield, Missouri 63017
(314) 292-2000

Employer Identification Number (EIN):
98-0231912

Plan Number:
502

Type of Plan:
Employee Welfare Benefit Plan — Severance

Plan Year:
Calendar Year ending on December 31

Type of Administration:
Employer Administered

Funding:
No special or separate fund will be required to be established or other segregation of assets required to be made to assure payment. No Participant or other person will have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

Plan Administrator:

Human Resources and Compensation Committee
Bunge Limited
1391 Timberlake Manor Parkway
Chesterfield, Missouri 63017
(314) 292-2000

Agent for Service of Legal Process:
Bunge Limited
1391 Timberlake Manor Parkway
Chesterfield, Missouri 63017
(314) 292-2000
Attention: General Counsel
EXHIBIT A
FORM OF RELEASE

I, [NAME], hereby understand and agree to the terms of this release (the “Release”) in consideration for certain obligations undertaken by the Company under the Bunge Limited Executive Severance Plan and Participation Agreement (collectively, the “Agreement”). Capitalized terms used, but not defined, in this Release will have the meanings assigned to such terms in the Agreement.
1.    General Release. In consideration of my receipt of the payments and benefits provided to me under the Agreement, I hereby release and forever discharge the Bunge Group and its respective employees, officers, directors, shareholders and agents (each, in such capacity, a “Released Party”) from any and all claims, actions, causes of action, complaints, charges and grievances (collectively, “Claims”), including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that I may have, or in the future may possess, arising from or relating to (a) my employment relationship with and service as an employee of any member of the Bunge Group and the termination of such relationship or service and (b) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that I retain my rights, if any, (i) with regard to accrued and unpaid wages, expense reimbursement and accrued benefits under any employee benefit plan, policy or arrangement maintained by the Company, (ii) under my equity awards as provided in the applicable equity plan or award agreement or the Agreement, (iii) under applicable law which cannot be waived or released pursuant to an agreement, (iv) to indemnification under applicable corporate law, the Agreement, the by-laws or certificate of incorporation of the Company or member of the Bunge Group or any benefit plan of the Company or any member of the Bunge Group, or any other individual agreement between me and the Company or any member of the Bunge Group, and to be covered under directors’ and officers’ liability insurance, from the Company for any and all costs incurred by me as a result of any liability imposed in connection with my service as an employee, officer or director of the Company, or (v) arising under the Agreement or to enforce this Release. I further agree that my receipt of the payments and benefits described in the Agreement will be in full satisfaction of any and all Claims for payments or benefits that I may have against the Bunge Group. The Release includes, but is not limited to, contract and tort claims, claims arising out of any legal restriction on the Company’s right to terminate its employees and claims or rights under federal, state, and local laws prohibiting employment discrimination, harassment and retaliation, including, but not limited to, claims or rights under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991; the Equal Pay Act; the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA’’), including the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act, and any other federal, state, or local law (statutory or decisional), regulation or ordinance (if and to the extent applicable and as the same may be amended from time to time), or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Released Party; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation, which arose through the date I executed the Release.
2.    Specific Release of ADEA Claims. In consideration of my receipt of the payments and benefits provided to me under the Agreement, I hereby release and forever discharge each Released Party from any and all Claims that I may have as of the date of this Release arising under the ADEA. By signing this Release, I hereby acknowledge and confirm the following: (a) I was advised by the Company in connection with my termination of employment to consult with an attorney of my choice prior to signing this Release and to have such attorney explain to me the terms of this Release, including, without limitation, the terms relating to my release of claims arising under ADEA; (b) I have been given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of my choosing with respect thereto; (c) I am providing the release and discharge set forth in this paragraph 2 in exchange for the consideration provided by the Agreement; and (d) I have knowingly and voluntarily accepted the terms of this Release.
3.    No Legal Claim. I hereby agree and represent that I have not and will not commence or join any legal action, including, without limitation, any complaint to any federal, state or local agency, to assert any Claim against any Released Party. If I commence or join any such legal action against a Released Party, I will indemnify such Released Party for its reasonable costs and attorneys’ fees incurred in defending such action, as well as for any monetary judgment obtained by me against any Released Party in such action. Nothing in this paragraph 3 is intended to reflect any party’s belief that my waiver of Claims under ADEA is invalid or unenforceable under the Agreement, it being the intent of the parties that such Claims are waived.
4.    Whistleblower Cooperation and Defend Trade Secrets Act. I understand and acknowledge that I have the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (“SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Release are intended to prohibit me from disclosing the Release to, or from cooperating with or reporting violations to the SEC or any other such governmental entity, and I may do so without disclosure to the Company. The Company may not retaliate against me for any of these activities. Further, nothing in this Release precludes me from filing a Charge of Discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once the Release becomes effective, I understand and acknowledge that I may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that I filed or is filed on my behalf. Notwithstanding the foregoing, I understand and acknowledge that Confidential Information of the Company may be disclosed where required by (a) law or order of a court of competent jurisdiction or (b) any federal, state or local government agency under any whistleblower or similar statute; provided that, in the case of (a) and (b), to the extent reasonably practicable, I first give to the Company reasonable prior written notice of such disclosure and afford the Company, to the extent reasonably practicable, the reasonable opportunity for the Company to obtain protective or similar orders, where available. In the event that such protective order or other remedy is not obtained, or if the Company waives compliance with the terms hereof, I shall disclose only that portion of Confidential Information which, based on the advice of my legal counsel, is legally required to be disclosed and shall exercise reasonable efforts to provide that the receiving person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof. I acknowledge that, pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or (iii) made to the individual’s attorney or used in a court proceeding in an anti-retaliation lawsuit based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
5.    Acknowledgment and Reaffirmation of Restrictive Covenants. I hereby acknowledge and reaffirm the non-competition, non-solicitation, and confidentiality obligations to which I am bound as outlined in my Participation Agreement with the Company (such obligations, the “Restrictive Covenants”), and I acknowledge that the

Restrictive Covenants remain in full force and effect following my execution of this Release.
6.    Revocation. I hereby understand and acknowledge that this Release may be revoked by me within the 7-day period commencing on the date that I sign this Release (the “Revocation Period”). In the event of any such revocation by me, all obligations of the Company remaining under the Agreement will terminate and be of no further force and effect as of the date of such revocation. No such revocation by me will be effective unless it is in writing and signed by me and received by the Company prior to the expiration of the Revocation Period.

[SIGNATURE PAGE FOLLOWS]

ACCEPTED AND AGREED:

__________________________________________________
[NAME]

Dated:

FORM OF PARTICIPATION AGREEMENT
This Participation Agreement (the “Agreement”) dated [●], is by and between Bunge Limited (the “Company”) and the individual identified on the signature page as the Participant (the “Participant”).
RECITALS
A.    The Participant has been selected to be a participant in the Bunge Limited Executive Severance Plan, as may be amended or amended and restated from time to time (the “Plan”);
B.    The Company deems it essential to the protection of its confidential information and competitive standing in its market to have its senior leadership have reasonable restrictive covenants in place; and
C.    The Participant agrees and acknowledges that the Company has a legitimate interest to protect its confidential information and competitive standing.
Accordingly, the parties agree as follows.
1.    Participant Confirmation. The Participant has been informed and is aware that the execution of this Agreement is a necessary term and condition of the Participant’s eligibility to participate in the Plan.
2.    Certain Differences. Notwithstanding any provision in the Plan to the contrary:
(a)    [Reserved.]
3.    Noncompetition. During the Restricted Period (as defined below), the Participant will not, whether as principal or investor or as a Participant, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other Person (as defined in the Plan), engage in a business competitive with the Business (as defined below) anywhere in the Restricted Territory (as defined below), except that nothing herein limits the Participant’s right to own not more than 5% of any of the debt or equity securities of any business organization that is then filing reports with the U.S. Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Restricted Period will be extended by the length of any period during which the Participant is in breach of any of the terms of this Section 3.

4.    No Poaching. During the Restricted Period, the Participant will not in any way, directly or indirectly through another Person (a) call upon, solicit, advise or otherwise do, or attempt to do, business with any Person who is, or was during the then most recent 12-month period, a customer of the Bunge Group (as defined in the Plan) (or any other entity that the Participant knows is a potential customer with respect to specific products of the Bunge Group and with which the Participant has had contact during the period of the Participant’s employment with the Bunge Group), if so doing lessens the business such entity would otherwise do with the Bunge Group, (b) take away or interfere or attempt to take away or interfere with any customer, trade or business of any member of the Bunge Group, or (c) interfere with or attempt to interfere with any Person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of any member of the Bunge Group, or solicit, induce, hire or attempt to solicit, induce or hire any of them to terminate service with any member of the Bunge Group or violate the terms of their contracts, or any employment arrangements, with any member of the Bunge Group. Notwithstanding the foregoing, the provisions of this Section 4 will not be violated by (i) general advertisements or solicitations not specifically targeting or intending to target any customers or potential customer, or any employee of, of any member of the Bunge Group, or (ii) serving as a reference at the request of an employee. The Participant recognizes and agrees that the restrictions set forth in this Section 4 are necessary to protect the Confidential Information (as defined below), including trade secrets, of the Company, along with the Company’s customer and supplier relationships, goodwill and loyalty.
5.    Confidential Information. The Participant will not at any time, except in the performance of the Participant’s obligations to the Company or with the prior written consent of the Company, directly or indirectly, reveal to any Person, entity or other organization (other than the Bunge Group) or use for the Participant’s own benefit any confidential, proprietary or trade secret information treated as confidential by any member of the Bunge Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Bunge Group, including, without limitation, any information concerning past, present or prospective customers, manufacturing processes, marketing data, financial or commercial information, business plans or other Confidential Information used by, or useful to, any member of the Bunge Group and known to the Participant by reason of the Participant’s employment by, shareholdings in or other association with any member of the Bunge Group. The Participant further agrees that the Participant will retain all copies and extracts of any written Confidential Information acquired or developed by the Participant during any such employment, shareholding or association in trust for the sole benefit of the Bunge Group and its successors and assigns. The Participant further agrees that the Participant will not, without the prior written consent of the Company, remove or take from the Bunge Group’s premises (or, if previously removed or taken, the Participant will, at the Company’s request, promptly return) any written Confidential Information or any copies or extracts thereof (provided, that, the Company hereby acknowledges and agrees that Participant may retain, as the Participant’s own property, his or her copies of his or her individual personnel documents, such as payroll and tax records, and similar personal records, his or her rolodex and address book, and in connection with the termination of the Participant’s employment, the Company will facilitate and take all reasonable action necessary to transfer to the Participant his or her company mobile telephone number to be maintained by the Participant at his or her sole cost and expense following the date of the Participant’s termination of employment). Upon the request and at the expense of the Company, the Participant will promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Bunge Group, fully and completely, all rights created or contemplated by this Section 5. The term “Confidential Information” will not include information that (a) is generally available to the public on or prior to the Effective Date of the Plan, (b) becomes generally available to the public other than as a result of a disclosure by the Participant, or at the Participant’s direction, or (c) is required to be disclosed by law, regulation, court order or other legal process and the Participant gives the Company prompt written notice of the receipt thereof to the extent reasonably possible and the opportunity to seek a protective order. The Participant understands and acknowledges that the Participant has the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission and/or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Agreement or in the Plan are intended to prohibit the Participant from disclosing this Agreement or the Plan to, or from cooperating with or reporting violations to, the Securities and Exchange Commission or any other such governmental entity, and the Participant may do so without disclosure to the Company. The Company may not retaliate against the Participant for any of these activities. Further, nothing in this Agreement or in the Plan precludes the Participant from filing a Charge of Discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. The Participant additionally acknowledges that pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or (iii) made to the individual’s attorney or used in a court proceeding in an anti-retaliation lawsuit based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
6.    Definitions. For purposes of this Agreement:
(a)    “Business” means the Company’s business as described in Item 1 of Part I of its Annual Report on Form 10-K for the year most recently ended before the date of a Qualifying Termination, except that any individual business will not constitute the “Business” for purposes of this Agreement unless it contributed at least 10% of the Company’s consolidated net revenue in the immediately preceding fiscal year.
(b)    “Restricted Period” means the 12-month period immediately following the Participant’s Qualifying Termination, unless the Qualifying Termination occurs during the Change of Control Period, in which case the Restricted Period will be the 24-month period immediately following the Participant’s Qualifying Termination.
(c)    “Restricted Territory” means any country from which the Company derived more than 5% of its consolidated revenues for the year most recently ended before the date of a Qualifying Termination.
7.    Complete Agreement. By signing this Agreement and participating in the Plan, the Participant acknowledges and agrees that the Plan and this Agreement embody the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way (including, but not limited to, the [insert applicable employment agreement, change of control agreement, or offer letter here] dated [●] (the “Prior Agreement”), which for the avoidance of doubt, will no longer be of any force or effect upon execution and effectiveness of the Plan and this Agreement); except that this Section 7 will not apply to any restrictive covenant obligations to which the Participant is bound, including those in the Prior Agreement or in any other types of agreements between the Participant and the Bunge Group. Each set of restrictive covenants in the Prior Agreement or in other types of agreements remain in full force and effect pursuant to their terms, as do the restrictive covenants in Sections 3-6 above. For the avoidance of doubt, in no event will any severance benefits become payable to the Participant pursuant to any other plan, agreement, or arrangement (including the Prior Agreement) other than as set forth in the Plan and this Agreement.
8.    Injunctive Relief. Without limiting the remedies available to the Company, the Participant acknowledges that a breach of any of the covenants contained in this Agreement may result in irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company will be entitled to seek a temporary restraining order or a preliminary or permanent injunction restraining the Participant from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in this Agreement.

[SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, and the Company and the Participant have executed this Agreement on the date noted next to the Participant’s signature.

BUNGE LIMITED

By:		By:
	Name:		Name:
	Title:		Title:

PARTICIPANT

Name:

Date:

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